Exhibit 99.1

August 6, 2018

Kim R. Cocklin
Atmos Energy Corporation
Executive Chairman
P.0. Box 650205
Dallas, TX 75265-0205

Re: Resignation from the Board of Directors

Dear Kim,
It has been one of the great experiences of my life to have served as a member of the Atmos Energy Board of Directors since 2007. Working with you and our colleagues on the Board to extend the great legacy of Charlie Vaughan and the outstanding leadership of Bob Best has given me true appreciation of Atmos Spirit! I am convinced that the leadership team under Mike Haefner's direction will continue the work and make Atmos an even stronger company.

Because of these convictions and positive feelings about the future direction of Atmos, I believe I can disengage from my duties as an Atmos Director with a strong sense of accomplishment and an even greater sense of optimism about the future of Atmos. Consequently, I will tender my resignation as a member of the Atmos Board of Directors effective today, August 6, 2018.

Sally and I leave this association with a strong sense of affection for the friendships we have made as a member of the Atmos family and we look forward to continuing those into the years ahead.

Sincerely,
Richard Douglas

cc: Karen Hartsfield, Corporate Secretary